Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132250
PROSPECTUS
Oracle Corporation
Offer to Exchange
Floating Rate Notes due 2009
5.00% Notes due 2011
5.25% Notes due 2016
for
Floating Rate Notes due 2009
5.00% Notes due 2011
5.25% Notes due 2016
        We are offering to exchange up to $1,500,000,000 of our new Floating Rate Notes due 2009 (the “New 2009 Notes”) for up to $1,500,000,000 of our existing Floating Rate Notes due 2009 (the “Old 2009 Notes”), up to $2,250,000,000 of our new 5.00% Notes due 2011 (the “New 2011 Notes”) for up to $2,250,000,000 of our existing 5.00% Notes due 2011 (the “Old 2011 Notes”) and up to $2,000,000,000 of our new 5.25% Notes due 2016 (the “New 2016 Notes” and, together with the New 2009 Notes and the New 2011 Notes, the “New Notes”) for up to $2,000,000,000 of our existing 5.25% Notes due 2016 (the “Old 2016 Notes” and, together with the Old 2009 Notes and the Old 2011 Notes, the “Old Notes”). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.
      To exchange your Old Notes for New Notes:

•	you are required to make the representations described on page 42 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Citibank, N.A., by 5:00 p.m., New York time, on June 5, 2006; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.
      See “Risk Factors” beginning on page 6 for a discussion of risk factors that should be considered by you prior to tendering your Old Notes in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
April 20, 2006

      The prospectus incorporates important business and financial information about the company that is not included in or delivered with the prospectus. This information is available without charge to security holders upon written or oral request to Oracle’s Investor Relations department by calling (650) 506-4073, by writing to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor us@oracle.com. To obtain timely delivery, security holders must request the information no later than May 26, 2006, which is five business days before the expiration date of the Exchange Offer.
      References in this prospectus to “Oracle”, “the obligor”, “we”, “us”, “our” and “our company” refer solely to Oracle Corporation and such references do not include Oracle’s consolidated subsidiaries unless explicitly stated or the context otherwise requires. References to “Old Oracle” refer solely to Oracle Systems Corporation.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Oracle claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements except those forward-looking statements made in connection with the exchange offer. All forward-looking statements are based on the expectations and projections of the person making such statement as of the date of such statement about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this prospectus under the caption “Risk Factors” and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results or the Market Price of Our Stock” in Oracle’s Quarterly Report on Form 10-Q, Old Oracle’s Annual Report on Form 10-K/ A and Old Oracle’s Quarterly Reports on Form 10-Q and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in Siebel’s Annual Report on Form 10-K and Siebel’s Quarterly Reports on Form 10-Q, incorporated by reference herein. You should understand that the following important factors, in addition to those discussed in the incorporated documents and those discussed in this prospectus, could affect the future results of Oracle and its subsidiaries on a consolidated basis, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	Economic, political and market conditions could adversely affect Oracle’s revenue growth and profitability through reductions in IT budgets and expenditures.

•	Oracle may fail to achieve its financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, unanticipated fluctuations in currency exchange rates, delays in delivery of new products or releases, or a decline in renewal rates for software license updates and product support.

•	Oracle cannot assure market acceptance of new products or new versions of existing products.

•	Oracle has an active acquisition program and its acquisitions may not be successful, may involve unanticipated costs or other integration issues, or may disrupt its existing operations.

•	Periodic changes to Oracle’s pricing model and sales organization could temporarily disrupt operations and cause a decline or delay in sales.

•	Intense competitive forces demand rapid technological advances and frequent new product introductions, and could require Oracle to reduce prices.
      The foregoing risks apply to Oracle and its subsidiaries, including Old Oracle and Siebel.
      GIVEN THESE UNCERTAINTIES, ORACLE CAUTIONS INVESTORS NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. ORACLE DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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SUMMARY
      This summary highlights the more detailed information included or incorporated by reference in this prospectus and you should read the entire prospectus and the documents incorporated herein carefully.
      References in this prospectus to “Oracle”, “the obligor”, “we”, “us”, “our” and “our company” refer solely to Oracle Corporation and such references do not include Oracle’s consolidated subsidiaries unless explicitly stated or the context otherwise requires. References to “Old Oracle” refer solely to Oracle Systems Corporation.
The Company
The Oracle Business
      Oracle is the world’s largest enterprise software company. Through its subsidiaries, Oracle develops, manufactures, markets, distributes, and services database and middleware software as well as applications software designed to help its customers manage and grow their business operations. Oracle’s goal is to offer customers scalable, reliable, secure and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique needs, and allows better ways to access and manage information at a low total cost of ownership.
Corporate Structure
      Oracle Corporation is a holding corporation with no business operations and no significant assets other than ownership of its direct and indirect subsidiaries, which include Oracle Systems Corporation (“Old Oracle”), Siebel Systems, Inc. (“Siebel”) and each of their domestic and foreign subsidiaries around the world. A current simplified organizational chart of Oracle follows:
      Oracle Corporation, or “Oracle”, was initially formed as a direct wholly owned subsidiary of Old Oracle. Prior to January 31, 2006, Oracle’s name was Ozark Holding Inc. and Old Oracle’s name was Oracle Corporation. On January 31, 2006, in connection with the acquisition of Siebel, a wholly owned subsidiary of Oracle was merged with and into Old Oracle, with Old Oracle surviving as a wholly owned subsidiary of Oracle (the “Reorganization”). In addition, another wholly owned subsidiary of Oracle was merged with and into Siebel, with Siebel surviving as a wholly owned subsidiary of Oracle. As a result, Oracle became the parent company of Old Oracle and Siebel, and the changes to the names of Oracle and Old Oracle were effected.
      Oracle and Old Oracle were co-issuers of the Old Notes. As provided in the indenture governing the Old Notes and the New Notes, Old Oracle was discharged from all obligations and covenants under the indenture and the Old Notes upon completion of the Reorganization and Oracle became the sole obligor on the Old Notes. Oracle will be the sole issuer of and obligor on the New Notes.
Long-Term Debt Rating
      Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings currently rate Oracle’s long-term debt A3, A- and A-, respectively. A rating reflects only the views of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change. Each rating should be evaluated independently of any other rating.

      Oracle is a Delaware corporation. The principal executive offices of Oracle are located at 500 Oracle Parkway, Redwood City, California 94065, and the telephone number is (650) 506-7000. Oracle maintains a website at www.oracle.com where general information about the company is available. The contents of the website are not incorporated into this prospectus or the registration statement of which it forms a part.
THE EXCHANGE OFFER

Securities Offered	We are offering up to $1,500,000,000 aggregate principal amount of New 2009 Notes, up to $2,250,000,000 aggregate principal amount of New 2011 Notes and up to $2,000,000,000 aggregate principal amount of New 2016 Notes, all of which have been registered under the Securities Act.

The Exchange Offer	We are offering to issue the New Notes in exchange for a like principal amount of your Old Notes. We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on June 5, 2006 unless it is extended. If you decide to exchange your Old Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. If you decide to tender your Old Notes in the exchange offer, you may withdraw them at any time prior to June 5, 2006. If we decide for any reason not to accept any Old Notes for exchange, your Old Notes will be returned to you without expense to you promptly after the exchange offer expires.

U.S. Federal Income Tax Consequences	Your exchange of Old Notes for New Notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your Old Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Old Notes or to pay you additional interest.
You will be able to resell the New Notes without registering them with the SEC if you meet the requirements described below
      Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquired the Old Notes to be exchanged for New Notes in the exchange offer in the ordinary course of your business; and

•	you do not have any arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the New Notes.
      If you are an affiliate of Oracle, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      If you are a broker-dealer and receive New Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, for a period of 180 days from the date the registration statement is declared effective, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.
      For a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES
      The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registrations rights relating to Old Notes will not apply to the New Notes.

Maturity Date	January 13, 2009 for the New 2009 Notes

January 15, 2011 for the New 2011 Notes

January 15, 2016 for the New 2016 Notes

Interest Rates	Floating rate equal to three-month LIBOR plus 0.23% for the New 2009 Notes

Fixed rate of 5.00% for the New 2011 Notes

Fixed rate of 5.25% for the New 2016 Notes

Interest Payment Dates	Each January 13, April 13, July 13 and October 13, beginning on the interest payment date next occurring after the initial issuance of the New 2009 Notes.

Each January 15 and July 15, beginning on the interest payment date next occurring after the initial issuance of the New 2011 Notes and New 2016 Notes.

Ranking	The New Notes will be unsecured obligations and will rank equally with Oracle’s existing and future senior indebtedness. All existing and future liabilities of subsidiaries of Oracle will be effectively senior to the New Notes.

Optional Redemption	Some or all of the New 2009 Notes may be redeemed at any time on or after January 16, 2007 at the principal amount of the New 2009 Notes being redeemed, plus accrued interest. Some or all of the New 2011 Notes and the New 2016 Notes may be redeemed at any time, at the “make-whole premium” indicated under the heading “Description of the New Notes — Optional Redemption”.

Governing Law	New York

Further Issuances	Oracle may create and issue further Notes of a series ranking equally and ratably with applicable series of New Notes offered by this prospectus in all respects, so that such additional Notes of each series will be consolidated and form a single series with the applicable series of Old Notes and New Notes and will have the same terms as to status, redemption or otherwise.

Use of Proceeds	We will not receive any proceeds from the exchange of New Notes for Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth Oracle’s ratio of earnings to fixed charges for each of the periods indicated and pro forma ratio of earnings to fixed charges for the year ended May 31, 2005 and the nine months ended February 28, 2006.

For the Nine
Months Ended
	February 28,		For the Year Ended May 31,

	2006	2005	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	27x	29x	25x	68x	64x	47x	62x
Pro forma ratio of earnings to fixed charges	10x		9x
      For purposes of calculating this ratio, earnings consist of the sum of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) Oracle’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.
      The calculation of the pro forma ratio assumes a blended interest rate on the Notes of 5.1% per annum with the Notes outstanding from the beginning of the period presented.

RISK FACTORS
      In considering whether to exchange your Old Notes for the New Notes, you should carefully consider all the information that has been included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.
Risks Related to the Exchange Offer

If you do not exchange your Old Notes for New Notes in the exchange offer, these Old Notes will continue to be subject to restrictions on transfer.
      If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes and the offering memorandum related to the private offering of the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a private offering exempt from the registration and prospectus delivery requirements of the Securities Act. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act or are offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register sales of the Old Notes under the Securities Act. For further information regarding the consequences of failing to tender your Old Notes in the exchange offer, see the discussion under the caption “The Exchange Offer — Consequences of Failure to Exchange.”

The issuance of the New Notes may adversely affect the market for the Old Notes.
      To the extent that Old Notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted Old Notes could be adversely affected due to a reduction in market liquidity and there could be a significant diminution in value of the Old Notes as compared to the value of the New Notes.

In some instances you may be obligated to deliver a prospectus in connection with resales of the New Notes.
      Based on certain no-action letters issued by the staff of the SEC to third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, except in the instances described in this prospectus under “The Exchange Offer — Resale of the New Notes.” For example, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You must comply with the exchange offer procedures in order to receive freely tradable New Notes.
      We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures. Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for Old Notes or a confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of tender through DTC’s ATOP program, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.
      Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time to comply with the exchange offer procedures. Neither we nor the exchange agent are required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following completion of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon completion of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Outstanding Old Notes” and “The Exchange Offer — Consequences of Failure to Exchange”.
Risks Related to the New Notes

An active trading market for the New Notes may not develop.
      There is currently no public market for the New Notes, and the obligor does not currently plan to list the New Notes on any national securities exchange. In addition, the liquidity of any trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for these New Notes, prevailing interest rates and changes in the financial condition, results of operations or prospects of the obligor. A liquid trading market in the New Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the New Notes.

The New Notes are the unsecured obligations of the obligor and not obligations of its subsidiaries and will be effectively subordinated to the claims of its subsidiaries’ creditors. Structural subordination increases the risk that the obligor will be unable to meet its obligations on the New Notes when they mature.
      The New Notes are exclusively the obligations of Oracle. The New Notes are not otherwise the obligations of Old Oracle or any other subsidiary of the obligor. Oracle is a holding company and substantially all of its operations are conducted through its subsidiaries, including Old Oracle and Siebel. As a result, Oracle’s cash flow and its ability to service its debt, including the New Notes, depend upon the earnings of its subsidiaries and the distribution of earnings, loans or other payments by its subsidiaries to Oracle.
      Subsidiaries of the obligor are separate and distinct legal entities. The subsidiaries of the obligor have not guaranteed the New Notes and are under no obligation to pay any amounts due on the New Notes or to provide the obligor with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Payments to the obligor by its subsidiaries will also be contingent upon its subsidiaries’ earnings and business considerations. As of February 28, 2006, Oracle had, in addition to the Old Notes, indebtedness and guarantees of an aggregate of $341 million (all of which rank pari passu with the Old Notes and will rank pari passu with the New Notes) and subsidiaries of Oracle (including Old Oracle and Siebel) retained all other outstanding indebtedness. The Old Notes are, and the New Notes will be, effectively subordinated to all such indebtedness of Oracle’s subsidiaries.
      The right of the obligor to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the New Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank and trade creditors. In addition, even if the obligor were a creditor of any of its subsidiaries, the obligor’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by the obligor.
      In addition, the New Notes are not secured by any of the obligor’s assets or any assets of its subsidiaries. Accordingly, the New Notes will be subordinated to the extent of the obligor’s or its subsidiaries’ secured borrowings. There are no restrictions in the indenture governing the Notes that restrict the subsidiaries of Oracle from granting security interests or liens on any or all of their assets.

The indenture governing the Notes contains negative covenants. The limitation on liens and sale/leaseback covenants do not apply to subsidiaries of the obligor and contain exceptions that would allow the obligor and its subsidiaries to grant liens or security interests with respect to its assets rendering the holders of the New Notes structurally or contractually subordinated to new lenders.
      The indenture governing the Notes contains negative covenants. The limitation on liens and sale/leaseback covenants apply to the obligor, but not to the obligor’s subsidiaries. As a result, Oracle and subsidiaries (including Old Oracle and Siebel) will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the New Notes or from entering into sale/leaseback transactions. Exceptions to the definition of “permitted lien” within the limitation on liens covenant would allow the obligor to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings.

Increased leverage as a result of the private offering of the Old Notes may harm the financial condition and results of operations of the obligor.
      As of February 28, 2006:

•	the obligor had approximately $6.10 billion of outstanding indebtedness (including the $5.75 billion of Notes) on a consolidated basis; and

•	the obligor had the ability to borrow up to an additional $3.0 billion under Oracle’s commercial paper program and $3.0 billion under a revolving credit facility, which backstops the commercial paper program.
      The obligor and its subsidiaries may incur additional indebtedness in the future and the New Notes do not restrict future incurrence of indebtedness. The level of indebtedness of the obligor will have several important effects on its future operations, including, without limitation:

•	the obligor will have additional cash requirements in order to support the payment of interest on its outstanding indebtedness;

•	increases in the obligor’s outstanding indebtedness and leverage will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of the obligor’s outstanding debt, its ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.
      The ability of the obligor to make payments of principal and interest on its indebtedness depends upon its future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting its operations, many of which are beyond its control. If the obligor is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of its indebtedness, including the New Notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures.
      Such measures might not be sufficient to enable the obligor to service its debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Ratings of the New Notes may change and affect the market price and marketability of the New Notes.
      The obligor’s long term debt has been rated A3, A- and A- by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, respectively. Such ratings are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of New Notes will have no recourse against the obligor or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the New Notes.
Risks Related to Our Business
      We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The following discussion, as well as our “Critical Accounting Policies and Estimates” discussed in Oracle’s 10-Q for the quarter ended February 28, 2006 (“February 10-Q”), highlights some of these risks. For purposes of the following risk factors, the terms “Oracle,” “we,” “us” and “our” refer to Oracle and its consolidated subsidiaries.

Economic, political and market conditions can adversely affect our revenue growth and profitability.
      Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include:

•	general economic and business conditions;

•	the overall demand for enterprise computer software and services;

•	governmental budgetary constraints or shifts in government spending priorities; and

•	general political developments, such as the war on terrorism.
      A general weakening of the global economy, or a curtailment in government spending, could delay and decrease customer purchases. In addition, the war on terrorism, the war in Iraq and the potential for other hostilities in various parts of the world, as well as natural disasters, continue to contribute to a climate of economic and political uncertainty that could adversely affect our revenue growth and results of operations. These factors generally have the strongest effect on our sales of software licenses, and to a lesser extent, also affect our renewal rates for software license updates and product support.

We may fail to achieve our financial forecasts due to inaccurate sales forecasts or other factors.
      Our revenues, and particularly our new software license revenues, are difficult to forecast, and as a result our quarterly operating results can fluctuate substantially. We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. Our sales personnel monitor the status of all proposals and estimate when a customer will make a purchase decision and the dollar amount of the sale. These estimates are aggregated periodically to generate a sales pipeline. Our pipeline estimates can prove to be unreliable both in a particular quarter and over a longer period of time, in part because the “conversion rate” of the pipeline into contracts can be very difficult to estimate. A variation in the conversion rate, or in the pipeline itself, could cause us to plan or budget incorrectly and adversely affect our business or results of operations. In particular, a slowdown in information technology spending or economic conditions generally can reduce the conversion rate in particular periods as purchasing decisions are delayed, reduced in amount or cancelled. The conversion rate can also be affected by the tendency of some of our customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms. In addition, for companies we acquire, we will have limited experience for several quarters following the acquisition regarding how their pipelines will convert into sales or revenues and their conversion rate post-acquisition may be quite different from their historical conversion rate. Because a substantial portion of our new software license revenue contracts is completed in the latter part of a quarter, and our cost structure is largely fixed in the short term, revenue shortfalls tend to have a disproportionately negative impact on our profitability. A delay in even a small number of large new software license transactions could cause our quarterly new software licenses revenues to fall significantly short of our predictions.

Our success depends upon our ability to develop new products and services, integrate acquired products and services and enhance our existing products and services.
      Rapid technological advances and evolving standards in computer hardware, software development and communications infrastructure, changing and increasingly sophisticated customer needs and frequent new product introductions and enhancements characterize the enterprise software market in which we compete. If we are unable to develop new products and services, or to enhance and improve our products and support services in a timely manner or to position and/or price our products and services to meet market demand, customers may not buy new software licenses or renew software license updates and product support. In addition, standards for network protocols, as well as other industry adopted and de facto standards for the internet, are rapidly evolving. We cannot provide any assurance that the standards on which we choose to develop new products will allow us to compete effectively for business opportunities in emerging areas.
      We are developing a next generation applications platform that is planned to combine the best features, flows and usability traits of the Oracle, PeopleSoft, JD Edwards and Siebel applications. We have also acquired several other application product lines, which will need to be optimized for the next generation platform. If we do not develop and release theses products within the anticipated time frames, if there is a delay in market acceptance of the product line, or if we do not timely optimize complementary product lines, our applications business may be adversely affected.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction.
      An
active acquisition program is an important element of our corporate strategy. We expect to continue to acquire companies, products, services and technologies. On January 31, 2006, we completed the acquisition of Siebel Systems, Inc. for a total purchase price of approximately $6.1 billion. Including the Siebel acquisition, in the last two years, we have paid an aggregate of approximately $19 billion for acquisitions. Risks we may encounter in acquisitions include:

•	the acquisition may not further our business strategy, or we may pay more than it is worth;

•	we may not realize the anticipated increase in our revenues if a larger than predicted number of customers decline to renew software license updates and product support, if we are unable to sell the acquired products to our customer base or if acquired contract models do not allow us to recognize revenues on a timely basis;

•	we may have difficulty incorporating the acquired technologies or products with our existing product lines and maintaining uniform standards, controls, procedures and policies;

•	we may have to delay or not proceed with a substantial acquisition if we cannot obtain the necessary funding to complete the acquisition in a timely manner;

•	we may significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition as we did recently when we issued and sold the Old Notes to fund the purchase of Siebel and for general corporate purposes;

•	we may have higher than anticipated costs in continuing support and development of acquired products;

•	we may have multiple and overlapping product lines that are offered, priced and supported differently, which could cause customer confusion and delays;

•	our relationship with current and new employees, customers and distributors could be impaired;

•	we may assume pre-existing contractual relationships which we would not have entered into and exiting or modifying such relationships may be costly to us and disruptive to customers;

•	our due diligence process may fail to identify technical problems, such as issues with the company’s product quality or product architecture or unlicensed use of technology, including, for example, improperly incorporated open source code;

•	we may have legal and tax exposures or lose anticipated tax benefits as a result of unforeseen difficulties in our legal entity merger integration activities;

•	we may face contingencies related to product liability, intellectual property, financial disclosures and accounting practices or internal controls;

•	the acquisition may result in litigation from terminated employees or third parties;

•	our ongoing business may be disrupted and our management’s attention may be diverted by transition or integration issues;

•	we may be unable to obtain timely approvals from governmental authorities under competition and antitrust laws; and

•	to the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.
      These factors could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or number of acquisitions.

PeopleSoft’s Customer Assurance Program may expose us to substantial liabilities if triggered.
      In June 2003, in response to our tender offer, PeopleSoft implemented what it referred to as the “customer assurance program” or “CAP”. The CAP incorporated a provision in PeopleSoft’s standard licensing arrangement that purports to contractually burden Oracle, as a result of its acquisition of PeopleSoft, with a contingent obligation to make payments to PeopleSoft customers should Oracle fail to take certain business actions for a fixed period of time subsequent to the acquisition. The payment obligation, which typically expires four years from the date of the contract, is fixed at an amount generally between two and five times the license and first year support fees paid to PeopleSoft in the applicable license transaction. This purported obligation was not reflected as a liability on PeopleSoft’s balance sheet as PeopleSoft concluded that it could be triggered only following the consummation of an acquisition. PeopleSoft used six different standard versions of the CAP over the 18-month period commencing June 2003. PeopleSoft ceased using the CAP on December 29, 2004, the date on which we acquired a controlling interest in PeopleSoft. We have concluded that, as of the date of the PeopleSoft acquisition, the penalty provisions under the CAP represented a contingent liability of Oracle. The aggregate potential CAP obligation as of February 28, 2006 was $3.5 billion. Unless the CAP provisions are removed from these licensing arrangements, we do not expect the aggregate potential CAP obligation to decline substantially until fiscal year 2008 when a significant number of these provisions begin to expire. The last CAP obligation will expire on December 31, 2008. We have not recorded a liability related to the CAP, as we do not believe it is probable that our post-acquisition activities related to the PeopleSoft product line will trigger an obligation to make any payment pursuant to the CAP.
      In addition, while no assurance can be given as to the ultimate outcome of litigation, we believe we would also have substantial defenses with respect to the legality and enforceability of the CAP contract provisions in response to any claims seeking payment from Oracle under the CAP terms. While we have taken extensive steps to assure customers that we intend to continue developing and supporting the PeopleSoft line of products, PeopleSoft customers may assert claims for CAP payments.

We may need to change our pricing models to compete successfully.
      The intensely competitive markets in which we compete can put pressure on us to reduce our prices. If our competitors offer deep discounts on certain products, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would likely reduce margins and could adversely affect operating results. Our software license updates and product support fees are generally priced as a percentage of our new license fees. Our competitors may offer a lower percentage pricing on product updates and support, which could put pressure on us to further discount our new license prices. Any broadly-based changes to our prices and pricing policies could cause new software license and services revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. Some of our competitors may bundle software products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for our products. In addition, if we do not adapt our pricing models to reflect changes in customer use of our products, our new software license revenues could decrease. Additionally, increased distribution of applications through application service providers may reduce the average price for our products or adversely affect other sales of our products, reducing new software license revenues unless we can offset price reductions with volume increases or lower spending. The increase in open source software distribution may also cause us to change our pricing models.

We may be unable to compete effectively in a range of markets within the highly competitive software industry.
      Many vendors develop and market databases, internet application server products, application development tools, business applications, collaboration products and business intelligence products that compete with our offerings. In addition, several companies offer business outsourcing as a competitive alternative to buying software. Some of these competitors have greater financial or technical resources than we do. Also, our competitors who offer business applications and application server products may influence a customer’s purchasing decision for the underlying database in an effort to persuade potential customers not to acquire our products. We could lose market share if our competitors introduce new competitive products, add new functionality, acquire competitive products, reduce prices or form strategic alliances with other companies. We may also face increasing competition from open source software initiatives, in which competitors may provide software and intellectual property free. Existing or new competitors could gain market share in any of our markets at our expense.

Our periodic sales force restructurings can be disruptive.
      We continue to rely heavily on our direct sales force. We have in the past restructured or made other adjustments to our sales force in response to management changes, product changes, performance issues, acquisitions and other internal and external considerations. In the past, sales force restructurings have generally resulted in a temporary lack of focus and reduced productivity; these effects could recur in connection with future acquisitions and other restructurings and our revenues could be negatively affected.

Disruptions of our indirect sales channel could affect our future operating results.
      Our indirect channel network is comprised primarily of resellers, system integrators/implementers, consultants, education providers, internet service providers, network integrators and independent software vendors. Our relationships with these channel participants are important elements of our marketing and sales efforts. Our financial results could be adversely affected if our contracts with channel participants were terminated, if our relationships with channel participants were to deteriorate, if any of our competitors enter into strategic relationships with or acquire a significant channel participant or if the financial condition of our channel participants were to weaken. There can be no assurance that we will be successful in maintaining, expanding or developing our relationships with channel participants. If we are not successful, we may lose sales opportunities, customers and market share.

Charges to earnings resulting from past acquisitions may adversely affect our operating results.
      Under purchase accounting, we allocate the total purchase price to an acquired company’s net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of the acquisition and record the excess of the purchase price over those fair values as goodwill. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. Going forward, the following factors could result in material charges that would adversely affect our results:

•	impairment of goodwill;

•	charges for the amortization of identifiable intangible assets and for stock-based compensation;

•	accrual of newly identified pre-merger contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and

•	charges to income to eliminate certain Oracle pre-merger activities that duplicate those of the acquired company or to reduce our cost structure.
      We have incurred charges to earnings associated with recent acquisitions of $599 million for the fiscal year ended May 31, 2005 and $582 million for the nine months ended February 28, 2006 on a pre-tax basis. Charges to earnings associated with acquisitions include amortization of intangible assets, in-process research and development as well as other acquisition related charges, restructuring and stock-based compensation associated with assumed stock awards. Charges to earnings in any given period could differ substantially from other periods based on the timing and size of our future acquisitions and the extent of integration activities. See “Supplemental Disclosure Related to Acquisition Accounting” discussed in the February 10-Q, as well as in Part II, Item 7 of the Old Oracle 10-K, as amended, for additional information about charges to earnings associated with our recent acquisitions.
      We expect to continue to incur additional costs associated with combining the operations of our previously acquired companies, which may be substantial. Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those adjustments are made.

Our international sales and operations subject us to additional risks that can adversely affect our operating results.
      We derive a substantial portion of our revenues, and have significant operations, outside of the United States. Our international operations include software development, sales, customer support and shared administrative service centers. We are subject to a variety of risks, including those related to general economic conditions in each country or region, regulatory changes, political unrest, terrorism and the potential for other hostilities, particularly in areas in which we have significant operations. We face challenges in managing an organization operating in various countries, which can entail longer payment cycles and difficulties in collecting accounts receivable, overlapping tax regimes, fluctuations in currency exchange rates, difficulties in transferring funds from certain countries and reduced protection for intellectual property rights in some countries. We must comply with a variety of international laws and regulations, including trade restrictions, local labor ordinances, changes in tariff rates and import and export licensing requirements. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.
      In November 2005, we acquired an approximately 43% equity position in i-flex Solutions Limited, a publicly traded Indian software company focused on the banking industry. On April 13, 2006, we increased our equity position in i-flex to approximately 50.6%. As a major shareholder of an international entity, we are faced with several additional risks, including being subject to local securities regulations and being unable to exert full control or obtain financial and other information on a timely basis.

We may experience foreign currency gains and losses.
      We conduct a portion of our business in currencies other than the United States dollar. Our revenues and operating results are adversely affected when the dollar strengthens relative to other currencies and are positively affected when the dollar weakens. Changes in the value of major foreign currencies, particularly the Euro, Japanese Yen and British Pound relative to the United States dollar positively affected revenues and operating results in fiscal 2005 and the first quarter of fiscal 2006, but negatively affected revenues and operating results in the second and third quarters of fiscal 2006. If the dollar continues to strengthen relative to other currencies in the future, our revenues and operating results will be adversely affected.
      Our foreign currency transaction gains and losses, primarily related to sublicense fees and other agreements among us and our subsidiaries and distributors, are charged against earnings in the period incurred. We enter into foreign exchange forward contracts to hedge certain transaction and translation exposures in major currencies, but we will continue to experience foreign currency gains and losses in certain instances where it is not possible or cost effective to hedge foreign currencies.

Oracle On Demand may not be successful.
      We offer Oracle On Demand outsourcing services for our applications and database technology, delivered either at Oracle or at a customer designated location. Oracle On Demand also includes several product lines we have acquired. Our Oracle On Demand business model continues to evolve and we may not be able to compete effectively or generate significant revenues. This business is subject to a variety of risks including:

•	demand for these services may not meet our expectations;

•	we may not be able to operate this business at an acceptable profit level;

•	we manage critical customer applications, data and other confidential information through Oracle On Demand and thus would face increased exposure to significant damage claims in the event of system failures or inadequate disaster recovery or misappropriation of customer confidential information;

•	we may face regulatory exposure in certain areas such as data privacy, data security and export compliance, as well as workforce reduction claims as a result of customers transferring their information technology functions to us;

•	the laws and regulations applicable to hosted service providers are unsettled, particularly in the areas of privacy and security and use of offshore resources; changes in these laws could affect our ability to provide services from or to some locations and could increase both the cost and risk associated with providing the services; and

•	our Oracle On Demand offerings may require large fixed costs such as for data centers, computers, network infrastructure and security.

We may be unable to hire enough qualified employees or we may lose key employees.
      We rely on the continued service of our senior management and other key employees and the hiring of new qualified employees. In the software industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. In addition, acquisitions could cause us to lose key personnel of the acquired companies or at Oracle. We may experience increased compensation costs that are not offset by either improved productivity or higher prices. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel. With rare exceptions, we do not have long-term employment or non-competition agreements with our employees. Members of our senior management team have left Oracle over the years for a variety of reasons, and we cannot assure you that there will not be additional departures, which may be disruptive to our operations.
      Part of our total compensation program includes stock options. If our stock price performs poorly it may adversely affect our ability to retain or attract key employees. In addition, since we are required to expense all stock-based compensation no later than the beginning of fiscal 2007, we may change both our cash and stock-based compensation practices. Some of the changes we are considering or have already implemented include the reduction in the number of employees granted options, a reduction in the number of options granted, the reduction of benefits under the employee stock purchase plan and a change to alternative forms of stock-based compensation. Any changes in our compensation practices or changes made by competitors could affect our ability to retain and motivate existing personnel and recruit new personnel.

We might experience significant errors or security flaws in our products and services.
      Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new products or new versions of products, we could lose revenues. In addition, we run our own business operations, Oracle On Demand, and other outsourcing, support and consulting services, on our products and networks and any security flaws, if exploited, could affect our ability to conduct business operations. End users, who rely on our products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. The detection and correction of any security flaws can be time consuming and costly.

We may not receive significant revenues from our current research and development efforts for several years, if at all.
      Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. In the first nine months of fiscal 2006, our research and development expenses were $1,335 million, or 14% of our total revenues. Our plans for the remainder of fiscal 2006 include significant investments in software research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years if at all.

We may not be able to protect our intellectual property.
      We rely on a combination of copyright, patent, trade secrets, confidentiality procedures and contractual commitments to protect our proprietary information. Despite our efforts, these measures can only provide limited protection. Unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise obtain and use our intellectual property. Any patents owned by us may be invalidated, circumvented or challenged. Any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all. In addition, the laws of some countries do not provide the same level of protection of our proprietary rights as do the laws of the United States. If we cannot protect our proprietary technology against unauthorized copying or use, we may not remain competitive.

Third parties may claim we infringe their intellectual property rights.
      We periodically receive notices from others claiming we are infringing their intellectual property rights, principally patent rights. We expect the number of such claims will increase as the number of products and competitors in our industry segments grows, the functionality of products overlap, and the volume of issued software patents continues to increase. Responding to any infringement claim, regardless of its validity, could:

•	be time-consuming, costly and/or result in litigation;

•	divert management’s time and attention from developing our business;

•	require us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;

•	require us to stop selling or to redesign certain of our products; or

•	require us to satisfy indemnification obligations to our customers.
      If a successful claim is made against us and we fail to develop or license a substitute technology, our business, results of operations, financial condition or cash flows could be adversely affected. A patent infringement case is discussed under Legal Proceedings in our Notes to Condensed Consolidated Financial Statements in the February 10-Q.

Our sales to government clients subject us to risks including early termination, audits, investigations, sanctions and penalties.
      We derive revenues from contracts with the United States government, state and local governments and their respective agencies, who may terminate most of these contracts at any time, without cause.
      There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. Our federal government contracts are subject to the approval of appropriations being made by the United States Congress to fund the expenditures under these contracts. Similarly, our contracts at the state and local levels are subject to government funding.
      Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business. For example, there is a U.S. government investigation of PeopleSoft’s pricing practices prior to our acquisition under multiple award schedule contracts. While we do not believe that this investigation will result in material damages, we could be subject to similar investigations or actions in the future.

Business disruptions could affect our operating results.
      A significant portion of our research and development activities and certain other critical business operations is concentrated in a few geographic areas. We are a highly automated business and a disruption or failure of our systems could cause delays in completing sales and providing services, including some of our On Demand offerings. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result our future operating results could be materially and adversely affected.

We may have exposure to additional tax liabilities.
      As a multinational corporation, we are subject to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities.
      In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Our intercompany transfer pricing is currently being reviewed by the IRS and by foreign tax jurisdictions and will likely be subject to additional audits in the future. We previously negotiated three unilateral Advance Pricing Agreements with the IRS that cover many of our intercompany transfer pricing issues and preclude the IRS from making a transfer pricing adjustment within the scope of these agreements. However, these agreements, which are effective for fiscal years through May 31, 2006, do not cover all elements of our transfer pricing and do not bind tax authorities outside the United States. We recently finalized one bilateral Advance Pricing Agreement and currently are negotiating an additional bilateral agreement to cover the period from June 1, 2001 through May 31, 2008.
      Although we believe that our tax estimates are reasonable, we cannot assure you that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
      We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income taxes and may have exposure to additional non-income tax liabilities. Our acquisition activities may increase our non-income tax exposures.

Our stock price and the price of the Notes could become more volatile and your investment could lose value.
      All of the factors discussed in this section could affect our stock price and the price of the Notes. The timing of announcements in the public market regarding new products, product enhancements or technological advances by our competitors or us, and any announcements by us of acquisitions, major transactions, or management changes could also affect our stock price and the price of the Notes. Our stock price and the price of the Notes are subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock, our credit ratings and market trends unrelated to our performance. A significant drop in our stock price and the price of the Notes could also expose us to the risk of securities class actions lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

WHERE YOU CAN FIND MORE INFORMATION
      This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in the prospectus.
      We incorporate by reference the documents listed below, all documents filed by Oracle, Old Oracle and Siebel, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to effectiveness of the registration statement, and all documents subsequently filed by Oracle, Old Oracle and Siebel with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering under this prospectus.
      The following documents, which have been filed by Oracle with the SEC (SEC file number 000-51788), are incorporated by reference into this prospectus:

(a) Current Reports on Form 8-K filed on February 6, 2006, February 9, 2006 (with respect to the report filed on such date pursuant to items 1.01, 1.02 and 2.03 only and the exhibits related thereto, but excluding the report furnished on such date pursuant to item 7.01 and the exhibit related thereto), February 15, 2006 and March 21, 2006 and Current Report on Form 8-K/ A filed on March 2, 2006; and

(b) Quarterly Report on Form 10-Q for the quarter ended February 28, 2006;

(c) Joint Proxy Statement-Prospectus included in a registration statement on Form S-4 filed with the SEC (SEC file number 333-129139) and declared effective December 29, 2005.
      The following documents, which have been filed by Old Oracle with the SEC (SEC file number 000-14376), are incorporated by reference into this prospectus:

(a) Current Reports on Form 8-K filed on June 27, 2005, August 8, 2005, August 30, 2005, September 9, 2005, September 12, 2005, September 15, 2005, October 13, 2005, November 3, 2005, November 9, 2005, and November 14, 2005, January 11, 2006, January 17, 2006, January 20, 2006, and January 31, 2006;

(b) Quarterly Report on Form 10-Q/ A for the quarter ended August 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended November 30, 2005;

(c) Annual Report on Form 10-K/ A for the year ended May 31, 2005; and

(d) Proxy Statement on Schedule 14A for the annual meeting held October 10, 2005.
      The following documents, which have been filed by Siebel with the SEC (SEC file number 000-20725), are incorporated by reference into this prospectus:

(a) Current Reports on Form 8-K filed on January 11, 2005, January 27, 2005 (with respect to the information included in such report pursuant to item 4.02 only), February 24, 2005, March 8, 2005, April 18, 2005, April 20, 2005, May 26, 2005, July 7, 2005 (with respect to the information included in such report pursuant to item 2.05 only), September 12, 2005, September 19, 2005, November 17, 2005, January 26, 2006 (with respect to the information included in such report pursuant to item 8.01 only), and January 30, 2006;

(b) Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c) Annual Report on Form 10-K for the year ended December 31, 2004; and

(d) Proxy Statement on Schedule 14A for the annual meeting held June 8, 2005.
      Any statement contained in a document incorporated by reference into this prospectus or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      All SEC filings are available to the public. You may read and copy any materials Oracle, Old Oracle and Siebel have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
      You may also request a copy of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations Department
Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
(650) 506-4073
      To obtain timely delivery of copies of these filings, you must make your request no later than May 26, 2006, which is five business days before the expiration date.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the New Notes. The New Notes will be exchanged for Old Notes as described in this prospectus upon our receipt of Old Notes. We will cancel all of the Old Notes surrendered in exchange for the New Notes.
      Our net proceeds from the sale of the Old Notes were approximately $5.7 billion, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We have used most of those net proceeds to fund the purchase of Siebel Systems and all remaining proceeds will be used for acquisition-related transaction costs and for general corporate purposes including stock repurchases and other acquisitions.

DESCRIPTION OF THE NEW NOTES
      The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, a form of which is available upon request from the obligor. In the following section, references to the “obligor” refer solely to Oracle Corporation but not to any of its subsidiaries. Unless specifically stated, the descriptions of the terms of each series of New Notes also apply to the applicable series of Old Notes.
      The obligor is offering to exchange:

•	up to $1,500,000,000 of its new Floating Rate Notes due 2009 (the “New 2009 Notes”) for up to $1,500,000,000 of its old Floating Rate Notes due 2009 (the “Old 2009 Notes”);

•	up to $2,250,000,000 of its new 5.00% Notes due 2011 (the “New 2011 Notes”) for up to $2,250,000,000 of its old 5.00% Notes due 2011 (the “Old 2011 Notes”); and

•	up to $2,000,000,000 of its new 5.25% Notes due 2016 (the “New 2016 Notes”) for up to $2,000,000,000 of its old 5.25% Notes due 2016 (the “Old 2016 Notes”).
      The Old 2009 Notes, the Old 2011 Notes and the Old 2016 Notes are referred to collectively in this prospectus as the “Old Notes”, and the New 2009 Notes, the New 2011 Notes and the New 2016 Notes are referred to collectively in this prospectus as the “New Notes”. The Old Notes and the New Notes are referred to collectively in this prospectus as the “Notes”.
      Under the indenture, the Old Notes of each series and the New Notes issued in exchange for such series, in each case together with any additional Notes of such series the obligor may issue under the indenture as described below under “— Issuance of Additional Notes”, will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders. Specifically,

•	the Old 2009 Notes, the New 2009 Notes and any additional Floating Rate Notes due 2009 the obligor may issue under the indenture as described below under “— Issuance of Additional Notes” (collectively, the “2009 Notes”) will be treated as a single series;

•	the Old 2011 Notes, the New 2011 Notes and any additional 5.00% Notes due 2011 the obligor may issue under the indenture as described below under “— Issuance of Additional Notes” (collectively, the “2011 Notes”) will be treated as a single series; and

•	the Old 2016 Notes, the New 2016 Notes and any additional 5.25% Notes due 2016 the obligor may issue under the indenture as described below under “— Issuance of Additional Notes” (collectively, the “2016 Notes”) will be treated as a single series.
      The terms of each series of New Notes are identical in all material respects to the terms of such series of Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.
      The 2009 Notes will mature on January 13, 2009, the 2011 Notes will mature on January 15, 2011 and the 2016 Notes will mature on January 15, 2016. The New Notes will be issued in book-entry form only in denominations of $1,000 and multiples of $1,000. Interest on the New Notes will accrue from the last interest date payment date on which interest was paid on the Old Note surrendered in exchange for the New Note or, if no interest has been paid on such Old Note, from January 13, 2006 and will be payable quarterly on January 13, April 13, July 13 and October 13 for the New 2009 Notes and semi-annually on January 15 and July 15 for the New 2011 Notes and New 2016 Notes. All payments of interest will be made to the persons in whose names the New Notes are registered at the close of business on the business day preceding the interest payment date for the New 2009 Notes or the close of business on the January 1 or July 1, as the case may be, preceding the interest payment date for the New 2011 Notes and New 2016 Notes. Interest on the New 2009 Notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

Interest on the New 2011 Notes and New 2016 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Old Notes were issued under and the New Notes will be issued under an indenture dated January 13, 2006, as may be supplemented from time to time, among Oracle, Old Oracle and Citibank, N.A. (the “trustee”). Oracle is the sole obligor on the Old Notes and will be the sole obligor on the New Notes. Each of the New 2009 Notes, the New 2011 Notes and the New 2016 Notes will be unsecured and unsubordinated obligations of the obligor and will rank pari passu with its other unsecured and unsubordinated indebtedness. As indebtedness of the obligor, the Old Notes are and the New Notes will be effectively subordinated to all indebtedness and liabilities (including trade payables and preferred stock obligations) of any subsidiaries of the obligor and will be effectively subordinated to all secured indebtedness of the obligor and any subsidiaries of the obligor. As of February 28, 2006, Oracle had, in addition to the Old Notes, indebtedness and guarantees of an aggregate of $341 million (all of which rank pari passu with the Old Notes and will rank pari passu with the New Notes) and subsidiaries of Oracle (including Old Oracle and Siebel) retained all other outstanding indebtedness of Oracle and its subsidiaries on a consolidated basis. The Old Notes are and the New Notes will be effectively subordinated to all such indebtedness of Oracle’s subsidiaries. In addition, the Old Notes are and the New Notes will be structurally subordinated to the claims of all subsidiaries of New Oracle, including creditors of Old Oracle, and the rights of creditors of those subsidiaries shall have priority over the rights of the holders of the Notes as creditors of Oracle.
Interest Rate Determination for the New 2009 Notes
      The New 2009 Notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is Citibank, N.A. until such time as the obligor appoints a successor calculation agent. The interest rate on the New 2009 Notes for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 0.23%. The interest determination date for an interest period will be the second London business day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee and the obligor of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of 2009 Notes, the trustee and the obligor.
      A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
      On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Telerate Page 3750” as of 11:00 a.m. (London time), or if the “Telerate Page 3750” is not available on such date, the Trustee will obtain such rate from Bloomberg’s page “BBAM.”
      If no offered rate appears on “Telerate Page 3750” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with the obligor) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

      Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the New 2009 Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.
      Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
Issuance of Additional Notes
      The obligor may, without the consent of the holders, increase the principal amount of any of the series of Notes by issuing additional Notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes. The additional Notes may have the same CUSIP number as the applicable series of New Notes. Under the indenture, each series of Old Notes, each series of New Notes issued in exchange for such Old Notes and any additional Notes of such series the obligor may issue will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.
      The obligor also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of New Notes offered hereby.
Optional Redemption
      The New 2009 Notes will be redeemable, in whole or in part at any time on or after January 16, 2007 at the principal amount of the New Notes being redeemed, plus accrued interest.
      The New 2011 Notes and the New 2016 Notes will be redeemable, in whole or in part at any time, at the obligor’s option, each at a “make-whole premium” redemption price calculated by the obligor equal to the greater of:

(i) 100% of the principal amount of the New Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points with respect to the New 2011 Notes and 20 basis points with respect to the New 2016 Notes, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on New Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the New Notes and the indenture.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
      “Quotation Agent” means the Reference Treasury Dealer appointed by the obligor.
      “Reference Treasury Dealer” means (i) Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or Wachovia Capital Markets LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the obligor will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the obligor.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the New Notes to be redeemed. Unless the obligor defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the New Notes or portions thereof called for redemption. If less than all of the New Notes are to be redeemed, the New Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of New Notes represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of New Notes that are not represented by a global note.
No Sinking Fund
      The New Notes will not be entitled to any sinking fund.
Satisfaction, Discharge and Covenant Defeasance
      The obligor may terminate its obligations under the indenture, when:

•	either:

•	all the Notes of any series issued that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•	all the Notes of any series issued that have not been accepted by the trustee for cancellation will become due and payable within one year (a “Discharge”) and the obligor has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in the obligor’s name, and at the obligor’s expense and the obligor has irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of Notes to pay principal, interest and any premium;

•	the obligor has paid or caused to be paid all other sums then due and payable under the indenture; and

•	the obligor has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
      The obligor may elect to have its obligations under the indenture discharged with respect to the outstanding Notes of any series (“legal defeasance”). Legal defeasance means that the obligor will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of such series under the indenture, except for:

•	the rights of holders of the Notes to receive principal, interest and any premium when due;

•	the obligor’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment for Notes payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.
      In addition, the obligor may elect to have its obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.
      In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes of any series:

•	the obligor must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if the obligor has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the obligor’s name and at the obligor’s expense, the redemption date;

•	in the case of legal defeasance, the obligor has delivered to the trustee an opinion of counsel stating that, as a result of an IRS ruling or a change in applicable federal income tax law, the holders of the Notes of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, the obligor has delivered to the trustee an opinion of counsel to the effect that the holders of the Notes of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding Notes of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all Notes of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the obligor is a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	the obligor has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.
Book-Entry; Delivery and Form; Global Note
      New Notes of each series sold in the United States will be issued in the form of one or more fully registered global notes without interest coupons which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for New Notes in definitive registered form, a global note may not be transferred except as a whole by the depositary for such global note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
      Ownership of beneficial interests in a registered global note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a global note directly through Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.
      Upon transfer of a definitive note, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.
      Upon the issuance of a registered global note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the New Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the New Notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.
      So long as the depositary, or its nominee, is the registered owner of a registered global note, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the registered global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global note will not be entitled to have the New Notes represented by the registered global note registered in their names, will not receive or be entitled to receive physical delivery of the New Notes in definitive form and will not be considered the owners or holders of the New Notes under the indenture. Accordingly, each person owning a beneficial interest in a registered global note must rely on the procedures of the depositary for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of New Notes take physical delivery of these New Notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.
      To facilitate subsequent transfers, all New Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      The obligor will make payments due on the New Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of the obligor. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. None of the obligor, the trustee or any other agent of the obligor or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
      Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell New Notes to persons in jurisdictions that require such delivery of such New Notes or to pledge such New Notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.
      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
      The obligor expects that DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.
      Although the obligor expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the obligor nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If the depositary for any of the New Notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, the obligor will issue New Notes in definitive form in exchange for the registered global note that had been held by the depositary. Any New Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, the obligor may at any time determine that the New Notes of any series shall no longer be represented by a global note and will issue New Notes in definitive form in exchange for such global note pursuant to the procedure described above.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission (the “SEC”).
      Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.
      The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that the obligor believes to be reliable, but the obligor takes no responsibility for its accuracy or completeness. The obligor assumes no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.
Notices
      Notices to holders of the New Notes will be made by first class mail, postage prepaid, to the addresses that appear on the security register of the New Notes.

Modification and Waiver
      The indenture may be amended or modified without the consent of any holder of Notes in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of the obligor’s obligations in the case of a merger or consolidation and the discharge of an obligor upon such assumption;

•	make any change that would provide any additional rights or benefits to the holders of the Notes of a series;

•	provide for or add guarantors with respect to the Notes of any series;

•	secure the Notes of a series;

•	establish the form or forms of Notes of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	conform any provision in the indenture to this “Description of New Notes”; or

•	make any change that does not adversely affect the rights of any holder.
      Other amendments and modifications of the indenture or the New Notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting as one class), and the obligor’s compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the Notes, alter or waive the redemption provisions of the Notes;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of Notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the Notes;

•	waive a payment default with respect to the Notes or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the Notes; or

•	adversely affect the ranking of the Notes of any series.
Events of Default
      When the term “Event of Default” is used in the indenture with respect to the Notes of any series, here are some examples of what is meant:

(1) default in paying interest on the Notes when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the Notes when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after the obligor receives written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding Notes of the series; and

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the obligor or any material subsidiary has occurred.
      If an Event of Default (other than an Event of Default specified in clause (4) with respect to the obligor) under the indenture occurs with respect to the Notes of any series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding Notes of that series, will by written notice, require the obligor to repay immediately the entire principal amount of the outstanding Notes of that series, together with all accrued and unpaid interest and premium, if any.
      If an Event of Default under the indenture specified in clause (4) with respect to the obligor occurs and is continuing, then the entire principal amount of the outstanding Notes will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.
      After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding Notes of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the Notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Notes of that series.
      Holders of at least 25% in principal amount of the outstanding Notes of a series may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding Notes of that series. These limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.
      During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from the obligor or any holder of the Notes, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.
      The trustee will, within 45 days after any default occurs, give notice of the default to the holders of the Notes of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.
      The obligor is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.
Covenants

Principal and Interest
      The obligor covenants to pay the principal of and interest on the New Notes when due and in the manner provided in the indenture.

Consolidation, Merger or Sale of Assets
      The obligor will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any person or persons in a single transaction or through a series of transactions, unless:

•	the obligor shall be the continuing person or, if the obligor is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of the obligor’s obligations under the Notes and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•	the obligor or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.
      The restrictions in the third and fourth bullets shall not be applicable to:

•	the merger or consolidation of the obligor with an affiliate of the obligor if the board of directors of the obligor determines in good faith that the purpose of such transaction is principally to change the state of incorporation of the obligor or convert the form of organization of the obligor to another form; or

•	the merger of the obligor with or into a single direct or indirect wholly owned subsidiary thereof pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware.
      If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the obligor’s assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the obligor under the indenture with the same effect as if such successor corporation had been named as the obligor. The obligor will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Negative Covenants
      In addition to the covenants set forth above, the following additional covenants apply to the Old Notes and shall apply to the New Notes. These covenants do not limit the ability of the obligor to incur indebtedness and apply only to the obligor on the New Notes.

Limitation on Liens
      With respect to each series of Notes, the obligor will not create or incur any Lien on any of its Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of its Indebtedness, without effectively providing that such series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of January 13, 2006 (the date of the issuance of the Old Notes);

(2) Liens granted after January 13, 2006 (the date of the issuance of the Old Notes) created in favor of the holders of such series of Notes;

(3) Liens securing the obligor’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture;

(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of the obligor’s Senior Officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.
      Notwithstanding the foregoing, the obligor may, without securing any series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (ii) 25% of Consolidated Net Worth calculated as of January 13, 2006 (the date of the issuance of the Old Notes).

Limitation on Sale and Lease-Back Transactions
      The obligor will not enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior January 13, 2006 (the date of the issuance of the Old Notes);

(2) such transaction was for the sale and leasing back to the obligor of any Property by one of its Subsidiaries;

(3) such transaction involves a lease for less than three years;

(4) the obligor would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to the first paragraph of “— Limitation on Liens” above; or

(5) the obligor applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, the obligor may deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to the obligor.
      Notwithstanding the foregoing, the obligor may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (ii) 25% of Consolidated Net Worth calculated as of January 13, 2006 (the date of the issuance of the Old Notes).

Existence
      Except as permitted under “— Consolidation, Merger and Sale of Assets,” the indenture requires the obligor to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the obligor shall not be required to preserve any right or franchise if it determines that their preservation is no longer desirable in the conduct of business.
Certain Definitions
      As used in this section, the following terms have the meanings set forth below.
      “Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of the obligor’s Indebtedness incurred after January 13, 2006 (the date of the issuance of the Old Notes) and secured by Liens not permitted by the first sentence under “— Limitation on Liens;” and

(2) the obligor’s Attributable Liens in respect of sale and lease-back transactions entered into after January 13, 2006 (the date of the issuance of the Old Notes) pursuant to the second paragraph of “— Limitation on Sale and Lease-Back Transactions.”
      “Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1) the fair market value of the assets subject to such transaction; and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.
      “Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.
      “Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of the obligor and its Consolidated Subsidiaries on that date.
      “Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such person against fluctuations in equity prices.
      “Indebtedness” of any specified Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).
      “Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
      “Permitted Liens” means:

(1) Liens on any of the obligor’s assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the obligor of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(4) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(5) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect the obligor from fluctuations in interest rates, currencies, equities or the price of commodities;

(6) pre-existing Liens on assets acquired by the obligor after January 13, 2006 (the date of the issuance of the Old Notes);

(7) Liens in the obligor’s favor;

(8) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(9) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(10) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(11) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the obligor is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3 % of the annual fixed rentals payable under such lease;

(12) Liens consisting of deposits of Property to secure the obligor’s statutory obligations in the ordinary course of its business;

(13) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the obligor is a party in the ordinary course of its business, but not in excess of $25,000,000; and

(14) purchase money Liens or purchase money security interests upon or in any Property acquired or held by the obligor in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property.
      “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

      “Senior Officer” of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.
      “Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the most recent consolidated balance sheet available to the obligor prepared in accordance with GAAP.
      “Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.
Unclaimed Funds
      All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the New Notes that remain unclaimed for two years after the maturity date of the New Notes will be repaid to the obligor upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against the obligor, and the trustee and paying agents will have no liability therefor.
Governing Law
      The indenture and the Notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.
Concerning the Obligor’s Relationship with the Trustee
      The obligor and its subsidiaries maintain ordinary banking relationships and credit facilities with Citibank, N.A.

THE EXCHANGE OFFER
      In a registration rights agreement with the initial purchasers of the Old Notes, we agreed

(1) to file a registration statement with the SEC within 90 days after January 13, 2006 (the issue date of the Old Notes) with respect to notes identical in all material respects to the Old Notes but registered under the Securities Act and not containing terms with respect to transfer restrictions;

(2) to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after January 13, 2006 (the issue date of the Old Notes); and

(3) to keep the exchange offer open for not less than 30 business days after notice of the exchange offer is mailed, but in any event, use our commercially reasonable efforts to cause the exchange offer to be consummated within 210 days after January 13, 2006 (the issue date of the Old Notes).
      The registration rights agreement provides that, in the event we fail to file the registration statement within 90 days after the issue date, cause the registration statement to become effective within 180 days after the issue date or consummate the exchange offer within 210 days after the issue date, we will be required to pay a special interest premium of 0.25% per annum on the Old Notes over and above the regular interest on the Old Notes. Once we complete this exchange offer, we will no longer be required to pay the special interest premium on the Old Notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.
Terms of the Exchange Offer; Period for Tendering Old Notes
      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of Old Notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of New Notes.

•	We will keep the exchange offer open for not less than 30 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 5, 2006; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means June 5, 2006 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $1,500,000,000 in aggregate principal amount of Old 2009 Notes, $2,250,000,000 of the Old 2011 Notes and $2,000,000,000 of the Old 2016 Notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “— Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Notes.”

Important rules concerning the exchange offer
      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date shall be final and binding on all parties.

•	Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.
Procedures for Tendering Old Notes

What to submit and how
      If you, as the registered holder of an old security, wish to tender your Old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Citibank, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.
      In addition,

(1) certificates for Old Notes must be received by the exchange agent along with the letter of transmittal;

(2) a timely confirmation of a book-entry transfer of Old Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

(3) you must comply with the guaranteed delivery procedures described below.
      The method of delivery of Old Notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Old Notes should be sent to Oracle.

How to sign your letter of transmittal and other documents
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered

(1) by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States
      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes and with the signature guaranteed.
      If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Oracle, proper evidence satisfactory to Oracle of its authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of New Notes
      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after the expiration of the exchange offer. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.
      In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for Old Notes, or

•	a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.
      If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Old Notes without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Old Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
      If your Old Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant”, which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes.
Guaranteed Delivery Procedures
      If you are a registered holder of Old Notes and you want to tender your Old Notes but your Old Notes are not immediately available, or time will not permit your Old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of Old Notes;

•	the amount of Old Notes tendered; and

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.
Withdrawal Rights
      You can withdraw your tender of Old Notes at any time on or prior to the expiration date.
      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “— Exchange Agent”. Any notice of withdrawal must specify:

•	the name of the person having tendered the Old Notes to be withdrawn;

•	the Old Notes to be withdrawn;

•	the principal amount of the Old Notes to be withdrawn;

•	if certificates for Old Notes have been delivered to the exchange agent, the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•	if certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if Old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of that facility.
      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.
      If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for Old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.
      In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any Old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Consequences of Failure to Exchange
      If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will remain subject to the restrictions on transfer of such Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.
      In general, you may not offer or sell your Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.
Exchange Agent
      Citibank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:
Deliver To:
Citibank, N.A., Exchange Agent
Agency & Trust Services
111 Wall Street, 15th Floor
New York, NY 10005
Attn: Customer Service
Facsimile Transmissions:
(212) 657-1020
To Confirm by Telephone
or for Information:
(800) 422-2066
      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
      The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic submission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $900,000.
Transfer Taxes
      Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.
      However, any purchaser of Old Notes who is an “affiliate” of Oracle or who intends to participate in the exchange offer for the purpose of distributing the New Notes

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its Old Notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.
      By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes will represent that:

(1) it is not our “affiliate”;

(2) any New Notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution”, within the meaning of the Securities Act, of the New Notes.
In addition, in connection with any resales of New Notes, any broker-dealer participating in the exchange offer who acquired Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Notes for a period of 180 days from the date the registration statement is declared effective and make the prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of New Notes for a period of not less than 90 days after the consummation of the exchange offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
      The exchange of Old Notes for New Notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an Old Note for a New Note in the exchange offer, the holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where Old Notes were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of New Notes.
      We have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of New Notes for a period of 180 days from the date the registration statement is declared effective and that, during such period, we will amend or supplement this prospectus, if requested by the initial purchasers of the Old Notes or any participating broker-dealers, in order to expedite or facilitate the disposition of the New Notes. We will make such prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any New Notes for a period of not less than 90 calendar days after the consummation of the exchange offer.
      We will not receive any proceeds from any sale of New Notes by broker-dealers.
      New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes; or

•	a combination of those methods of resale
at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
      Any resale may be made

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.
      Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those New Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those New Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer, other than brokerage commissions and transfer taxes, and will indemnify the holders of the Notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF NEW NOTES
      Davis Polk & Wardwell, Menlo Park, California will opine for us on whether the New Notes are valid and binding obligations of Oracle.
EXPERTS
      The consolidated financial statements of Old Oracle appearing in Old Oracle’s Annual Report on Form 10-K/ A for the year ended May 31, 2005 (including the schedule appearing therein), and Old Oracle management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Siebel as of December 31, 2004 and 2005 and for each of the years then ended and the consolidated financial statements as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004 appearing in Siebel’s 2004 annual report on Form 10-K, and Siebel management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.